Exhibit 99.1

Prospect Capital Declares its 78th Consecutive Cash Distribution to Shareholders, Exceeding $1.4 Billion in Cumulative Distributions to Shareholders Since 2004

NEW YORK – (Marketwired) – September 24, 2014 – Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that it has declared its 78th consecutive monthly cash distribution to shareholders as follows:

11.0625 cents per share declared for January 2015 (record date of January 30, 2015 and payment date of February 19, 2015).

Previously, Prospect declared the following prospective monthly distributions:

11.0525 cents per share for September 2014 (record date of September 30, 2014 and payment date of October 22, 2014).

11.0550 cents per share previously declared for October 2014 (record date of October 31, 2014 and payment date of November 20, 2014);

11.0575 cents per share previously declared for November 2014 (record date of November 28, 2014 and payment date of December 18, 2014);

11.0600 cents per share previously declared for December 2014 (record date of December 31, 2014 and payment date of January 22, 2015); and

Combined, these distributions mark Prospect’s 74th, 75th, 76th, 77th, and 78th consecutive cash distributions to shareholders.

Prospect’s closing stock price of $10.07 as of September 23, 2014 delivers to shareholders a current dividend yield of 13.2%.

Due to an aircraft monetization event within Echelon Aviation LLC, Prospect from such monetization generated during the September 2014 quarter a $38 million increase in tax-based income, or 11 cents per share. Prospect expects to announce its September 2014 quarter earnings in early November, and Prospect expects September 2014 quarter tax-based income to substantially exceed dividends in the September 2014 quarter. Tax-based income determines the distribution requirement for a regulated investment company like Prospect in order to avoid characterization as a corporate taxpayer.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its January 2015 distribution will have distributed more than $13.37 per share to original shareholders and over $1.4 billion in cumulative distributions to all shareholders.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702